Exhibit 23.0

Independent Auditors' Consent

The Board of Directors and Stockholders of
FSI International, Inc.:

    We consent to incorporation by reference in the registration statements (No.'s 33-29494, 33-39919, 33-33649, 33-33647, 33-39920, 33-42893, 33-77852, 33-77854, 33-60903, 333-30675, 333-19677, 333-19673, 333-01509, and 333-50991) on Form S-8 of FSI International, Inc. of our reports dated October 12, 1999, relating to the consolidated balance sheets of FSI International, Inc. and subsidiaries as of August 28, 1999 and August 29, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the fiscal years in the three-year period ended August 28, 1999, which reports appear in the August 28, 1999 annual report on Form 10-K of FSI International, Inc.

                      KPMG LLP

Minneapolis, Minnesota
November 24, 1999